Exhibit 99.1

RESMED INC ANNOUNCES FINANCIAL RESULTS FOR THE

QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2007

SAN DIEGO, California, February 7, 2008 - ResMed Inc. (NYSE: RMD) today announced revenue and income results for the quarter ended December 31, 2007. Revenue for the quarter was $202.7 million, a 14% increase over the quarter ended December 31, 2006. For the current quarter, income from operations and net income were $36.8 million and $26.9 million. GAAP diluted earnings per share for the quarter ended December 31, 2007 was $0.34. Non-GAAP earnings per share, which excludes restructuring costs, stock-based compensation expenses and the amortization of acquired intangible assets, was $0.41. Gross margin was 60% for the quarter ended December 31, 2007.

SG&A costs were $67.6 million for the quarter, an increase of $10.3 million or 18% over the same period in fiscal 2007. SG&A costs were 33% of revenue in the December 2007 quarter, compared to 32% in the same period in fiscal 2007. The increase in SG&A was primarily due to the addition of selling and administration personnel and related expenses necessary to support our sales growth. The increase in SG&A was also due to the net appreciation of international currencies against the U.S. dollar.

R&D expense during the quarter was $14.9 million, or approximately 7% of revenue. R&D expenses increased 24% year over year and are expected to be approximately 7% of net revenue through fiscal year 2008. The increase in research and development outlays reflects ResMed’s continuing commitment to innovation within its product portfolio, as well as an ongoing commitment to clinical research and product development. The increase in R&D was also due to the net appreciation of international currencies against the U.S. dollar.

Amortization of acquired intangibles of $1.9 million ($1.3 million net of tax) incurred during the quarter ended December 31, 2007, consisted of amortization of assets associated with our acquisitions of Resprecare, Hoefner, Saime, PolarMed and Pulmomed. Stock-based compensation costs incurred during the quarter ended December 31, 2007, of $5.3 million ($4.0 million net of tax) consisted of expenses associated with stock options granted to employees and with our employee stock purchase plan.

For the six months ended December 31, 2007 revenues were $388.4 million, an increase of 14% over the $342.0 million for the six months ended December 31, 2006. For the six months ended December 31, 2007, income from operations and net income were $68.6 million and $51.0 million. GAAP diluted earnings per share for the six months ended December 31, 2007 were $0.65 per diluted share.

Inventory, at $166.4 million, decreased by $0.7 million compared to the quarter ended September 2007. Accounts receivable days sales outstanding, at 75 days, decreased by 4 days compared to the quarter ended September 2007.

Kieran T. Gallahue, President and Chief Executive Officer, commented, “In the second quarter of fiscal 2008, overall Americas sales were $100.2 million, an increase of 7% over the prior year quarter. Sales outside of the Americas totaled $102.5 million, an encouraging 21% increase over the prior year quarter. Cash flow from operations for the December quarter was $18.9 million and, without recall costs, cash flow would have been a robust $31.2 million.”

Mr. Gallahue continued, “As expected, Q2 was a difficult quarter in the Americas as we bridged the gap to new product introductions over the second half of the fiscal year. Looking forward, we are encouraged by the opportunities for growth, as we recently released a next generation nasal mask, the Mirage Micro™, which sets a new standard for size and comfort. We also launched a new bilevel device, the VPAP™ Auto, which represents our first bilevel in the smaller S8™ flow generator platform and incorporates our new motor technology, including the Easy-Breathe waveform.”

“In addition, we are planning to release an updated version of our S8 flow generator platform for the US market and an additional new mask during the fiscal fourth quarter. This new device, the S8 II, was launched in Europe last quarter, and we are pleased with the traction the international team has made with it in a short period of time. I am excited about our future as we continue to see penetration into new markets, including diabetes and cardiology, and I firmly believe we are very well positioned to capitalize on the continuing development of our industry.”

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals for the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Standard Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (800) 561-2731 (domestic) or +1 (617) 614-3528 (international) and entering conference I.D. No.10902613. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No.47603606.

Further information can be obtained by contacting Matthew Borer at ResMed Inc., San Diego, at (858) 746-2280; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Net revenue	$202,679	$178,428	$388,419	$342,033
Cost of sales (A)	81,348	66,670	155,311	128,979

Gross profit	121,331	111,758	233,108	213,054

Operating expenses:
Selling, general and administrative (A)	67,644	57,336	130,527	110,780
Research and development (A)	14,919	12,028	27,932	22,883
Donation to foundation	—	—	—	—
Amortization of acquired intangible assets	1,917	1,702	3,738	3,383
Restructuring expenses	18	—	2,314	—

Total operating expenses	84,498	71,066	164,511	137,046

Income from operations	36,833	40,692	68,597	76,008

Other income (expenses), net:
Interest income (expense), net	2,354	1,486	4,668	2,983
Other, net	(340)	67	(606)	(507)

Total other income (expenses), net	2,014	1,553	4,062	2,476

Income before income taxes	38,847	42,245	72,659	78,484
Income taxes	11,986	13,250	21,673	24,490

Net income	$26,861	$28,995	$50,986	$53,994

Basic earnings per share	$0.35	$0.38	$0.66	$0.71
Diluted earnings per share	$0.34	$0.37	$0.65	$0.69
Basic shares outstanding	77,445	76,358	77,507	76,300
Diluted shares outstanding	78,599	78,142	78,770	78,271

(A) Includes stock-based compensation costs as follows:

Cost of sales	$244	$285	$501	$591
Selling, general and administrative	4,519	3,787	8,361	6,657
Research and development	510	543	957	991

Total stock-based compensation costs	$5,273	$4,615	$9,819	$8,239

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RESMED INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	December 31, 2007	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$288,503	$277,742
Accounts receivable, net	170,773	167,821
Inventories	166,402	157,204
Deferred income taxes	47,154	42,109
Income taxes receivable	—	7,952
Prepaid expenses and other current assets	16,966	15,971

Total current assets	689,798	668,799

Property, plant and equipment, net	337,066	310,580
Goodwill	220,909	206,778
Other intangibles	47,100	46,575
Deferred Income taxes	14,283	9,206
Other assets	10,223	10,104

Total Non current assets	629,581	583,243

Total assets	$1,319,379	$1,252,042

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,866	$53,039
Accrued expenses	64,537	98,324
Deferred revenue	22,361	18,865
Income taxes payable	5,348	3,410
Deferred Income taxes	445	415
Current portion of long-term debt	26,096	28,350

Total current liabilities	162,653	202,403

Non Current Liabilities:
Deferred income taxes	17,372	18,297
Deferred revenue	13,799	12,472
Income taxes payable	4,271	—
Long-term debt	106,533	87,648

Total non-current liabilities	141,975	118,417

Total liabilities	304,628	320,820

Stockholders’ Equity:
Common Stock	310	311
Additional paid-in capital	448,412	421,701
Retained earnings	489,025	436,954
Treasury stock	(68,056)	(43,497)
Accumulated other comprehensive income	145,060	115,753

Total stockholders’ equity	1,014,751	931,222

Total liabilities and stockholders’ equity	$1,319,379	$1,252,042

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Reconciliation of Earnings per Share including Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands except per share amounts)

In managing its business, ResMed makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations. The measure is reconciled with GAAP earnings per share in the table below:

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Numerator:
Net income, used in calculating basic and diluted earnings per share	$26,861	$28,995	$50,986	$53,994

Adjustment for stock-based compensation costs	3,966	3,579	7,387	6,294
Adjustment for restructuring expenses	14	—	1,823	—
Adjustment for Amortization of acquired intangible assets	1,285	1,126	2,490	2,238

Net income, used in calculating diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses, and amortization of acquired intangible assets	$32,126	$33,700	$62,686	$62,526

Denominator:
Basic weighted-average common shares outstanding	77,445	76,358	77,507	76,300
Effect of dilutive securities:
Stock options	1,154	1,784	1,263	1,971

Diluted weighted average shares	78,599	78,142	78,770	78,271
Stock option adjustment due to the impact of SFAS 123(R)	681	681	493	601

Diluted weighted average shares, excluding the impact of SFAS 123(R)	79,280	78,823	79,263	78,872

Basic earnings per share	$0.35	$0.38	$0.66	$0.71
Diluted earnings per share	$0.34	$0.37	$0.65	$0.69
Diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	$0.41	$0.43	$0.79	$0.79

ResMed believes that presenting diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets is an additional measure of performance that investors can use to compare operating results between reporting periods. In addition, the events giving rise to the restructuring expenses are not associated with the Company’s normal operating business and are expected to result in future market opportunities, cost savings, and other benefits.

Management of the Company uses non-GAAP information internally in planning, forecasting, and evaluating the Company’s results of operations in the current period and in comparing it to past periods. The Company also uses these non-GAAP measures in evaluating management performance for compensation purposes. Management believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations and provides consistency in financial reporting.

Management believes disclosure of non-GAAP earnings has economic substance because the excluded expenses represent non-cash expenditures, or relate to transactions that are variable in nature between reporting periods. Our use of non-GAAP earnings is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP. We compensate for the inherent limitations of non-GAAP measures by not relying exclusively on non-GAAP measures, but rather by using such information to supplement GAAP financial measures.

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